                                                                Exhibit 10.12


                              EMPLOYMENT AGREEMENT

MADE this 1st day of October 1996, by and between:

          SEEC, INC. a Pennsylvania Corporation, ("SEEC" hereinafter)

                                      AND

                                RICHARD GOLDBACH
                     an individual, ("EMPLOYEE" hereinafter

                                  WITNESSETH:

         WHEREAS, SEEC is in the business of developing and marketing software; and

         WHEREAS, SEEC and EMPLOYEE wish to enter into an employment agreement on the following terms and conditions;

         NOW, THEREFORE, in consideration of the covenants contained herein, and intending to be legally bound hereby, the parties hereto do covenant and agree as follows:

                                   ARTICLE I

                          TERM AND SCOPE OF EMPLOYMENT

         SECTION 1. TERM. SEEC will employ EMPLOYEE for a period of two (2) years from the date of this Agreement unless this Agreement is terminated before that time, in accordance with the terms of Article VI hereof.

         SECTION 2. SCOPE. EMPLOYEE shall hold the position of Chief Financial Officer, and perform such duties and responsibilities as SEEC's Chief Executive Officer and its Board of Directors may from time to time designate in connection with the said position. SEEC expressly reserves the right, in the exercise of its sole discretion, to make changes in EMPLOYEE's duties and responsibilities, so long as such changes are appropriate to EMPLOYEE's position and do not amount to a demotion. During the term of EMPLOYEE's employment, EMPLOYEE shall work for SEEC on a full time basis, and shall use his best efforts to further the best interests and welfare of SEEC. During the term of his employment, EMPLOYEE agrees that the will refrain from performing, directly or indirectly, any work or services whatsoever, for any third person or entity, without the written authorization of SEEC.

         SECTION 3. EMPLOYEE agrees to abide by such lawful employment policies and regulations as SEEC may from time to time adopt, and such specific instructions and directions to EMPLOYEE as SEEC lawfully may give, from time to time.

                                   ARTICLE II

                   SALARY, FRINGE BENEFITS AND STOCK OPTIONS

         SECTION 1. SALARY. EMPLOYEE shall be paid an annual salary in the amount of Eighty-Five Thousand Dollars ($85,000) (the "Base Salary"), payable in periodic payments in accordance with SEEC's normal payroll practices currently in effect, or such other payroll practices as SEEC may adopt from time to time. The Base Salary shall increase to Ninety-Three Thousand, Five Hundred Dollars ($93,500) upon the closing of an initial public offering of SEEC's Common Stock or the closing of any other equity financing the gross proceeds of which to SEEC equal or exceed $5 million. EMPLOYEE shall also be a participant in the executive bonus plan the Compensation Committee of the Board of Directors shall adopt following the closing of any such public offering or other equity financing.

         SECTION 2. FRINGE BENEFITS. EMPLOYEE will be entitled to such health insurance and other employee benefits as SEEC makes available generally to its employees in SEEC's discretion.

         SECTION 3. STOCK OPTIONS. Simultaneously with the executed and delivery hereof, SEEC shall grant to EMPLOYEE stock options to purchase 60,000 shares of SEEC's Common Stock under SEEC's 1994 Stock Option Plan pursuant to the Incentive Stock Option Agreement in the form attached hereto as Exhibit A.

         SECTION 4. REIMBURSEMENTS. SEEC will reimburse EMPLOYEE for all reasonable travel and other expenses which EMPLOYEE incurs due to activities required by SEEC.

                                  ARTICLE III

                   INVENTIONS, DISCOVERIES, AND IMPROVEMENTS

         SECTION 1. All inventions, discoveries, improvements or copyrightable materials ("Discoveries" ) which EMPLOYEE conceives or makes, solely or in conjunction with others, during his period of employment with SEEC, in any field in which, during the term of this Agreement, SEEC is or plans to be engaged, and in all related fields, are the sole and exclusive property of SEEC. All such Discoveries made with two (2) years following termination of his employment shall be deemed to fall within this provision, unless EMPLOYEE bears the burden of proving, by evidence that is clear and convincing, that they were conceived and made after the termination of his employment with SEEC.

         SECTION 2. EMPLOYEE agrees that he will promptly disclose all Discoveries to SEEC, and hereby assigns and conveys to SEEC all his right, title and interest in and to all such Discoveries. EMPLOYEE will assist SEEC, at its request, in preparing copyright applications, both United States and foreign, covering all such Discoveries, and will sign and deliver all documents, and do all things reasonable or necessary to secure and protect SEEC's ownership interests in all Discoveries. All costs incidental to EMPLOYEE's performance under this Article, as requested by SEEC, shall be born by SEEC.

                                   ARTICLE IV

                      CONFIDENTIALITY OF PROPRIETARY DATA

         SECTION 1. For the purposes of this Agreement, all technical, commercial and business information to which EMPLOYEE obtains access during the course of his employment, including without limiting the generality of the foregoing, all memoranda, notes, computer data, computer programs, spreadsheets, graphs, print-outs, customer lists, customer and trade data, materials and equipment data, market data, financial data, contracts, orders, plans, designs, drawings, processes, formulae, codes, apparatus, products, discoveries, inventions, bug-fixes, improvements, and all other records, recordings or document whatsoever, whether belonging to SEEC, or to any third party, shall be deemed Proprietary Information, regardless of whether or not it falls within the common-law definition of trade secrets, unless it is lawfully in the public domain ("Proprietary Information").

         SECTION 2. EMPLOYEE agrees to keep confidential all Proprietary Information to which he has access during the course of his employment. EMPLOYEE agrees that while such Proprietary Information is in his possession, he shall be deemed to hold the same in trust for SEEC's sole benefit, and shall not use the same for any purpose, or disclose the same to any person, other than in the performance of his required employment duties for SEEC, without SEEC's written consent. Without limiting the generality of the foregoing, EMPLOYEE acknowledges that in the course of his employment, he may obtain access to the Proprietary Information of third parties who are doing business with SEEC. Such information may or may not be marked "Confidential". EMPLOYEE agrees that he will not use or disclose any third party Proprietary Information which he obtains during the course of his employment for SEEC for any purpose other than the performance of his required employment duties for SEEC.

                                   ARTICLE V

                                  TERMINATION

         SECTION 1. The initial term of this Agreement shall be for a period of two (2) years from the date first above written. Thereafter, this Agreement shall be renewed automatically, from year to year, unless either party gives written notice to the other of an intent to terminate, not less than thirty
(30) days before the expiration of the then current term of the Agreement. All provisions of this Agreement shall continue in full force and effect for any renewed term unless specifically changed by written Agreement of the parties. In the event certain provisions of this Agreement are changed by written agreement of the parties from time to time, all other provisions not specifically changed in writing shall be deemed to continue in full force and effect.

         SECTION 2. SEEC may terminate the employment of EMPLOYEE at any time, for good cause, without notice. Without limiting the generality of the foregoing, good cause for termination shall include any conduct of EMPLOYEE which is in violation of this Agreement, or EMPLOYEE's dishonesty, disloyalty, willful misconduct, negligence or refusal or unwillingness to perform his duties hereunder in good faith and to the best of his ability.

         SECTION 3. If at any time and from time to time, SEEC, in its sole discretion, determines that the financial interests of SEEC render it advisable to lay EMPLOYEE off, or terminate EMPLOYEE's employment, SEEC may lay-off or terminate EMPLOYEE without being deemed in breach of this Agreement; provided however, in such event, EMPLOYEE will not be bound by the non-compete covenant specified in Article V Section 1 of this Agreement.

         SECTION 4. EMPLOYEE may terminate this Agreement on thirty (30) days written notice to SEEC, for any violation of the terms of this Agreement which SEEC has knowingly failed to cure.

         SECTION 5. Except as specified to the contrary in this Agreement, the following provisions shall survive termination of this Agreement:

                    (1) Article III relating to Inventions, Discoveries and
                        Improvements;

                    (2) Article IV relating to Confidentiality of
                        Proprietary Data;

                    (3) Any obligation of SEEC to pay wages or fringe
                        benefits not paid as of the date of
                        termination; and

                    (4) The provisions of Article VI to the extent necessary
                        to enforce any right arising out of this Agreement.

                                   ARTICLE VI

                              SEVERANCE AGREEMENT

         SECTION 1. SEVERANCE OBLIGATIONS. If on or after the date of a "Change in Control" (as defined below), SEEC, for any reason, terminates EMPLOYEE'S employment or EMPLOYEE resigns "for good reason" (as defined below), then SEEC shall pay to EMPLOYEE within five days following the date of termination or date of resignation: (i) EMPLOYEE'S salary and benefits through the termination date or resignation date, both as in effect on the date prior to the date of the Change in Control; and (ii) the amount of any bonus payable to EMPLOYEE for the year in which the Change in Control occurred, pro rated to take into account the number of days that have elapsed in such year prior to the termination date or the resignation date. In addition, during the nine-month period following the termination or resignation date, SEEC shall continue to pay to EMPLOYEE his annual salary, as in effect on the day prior to the date of the Change in Control on the dates when such salary would have been payable, had EMPLOYEE remained employed by SEEC and shall continue to provide to EMPLOYEE during such nine-month period, at no cost to EMPLOYEE, the benefits EMPLOYEE was receiving on the day prior to the date of the Change in Control or benefits EMPLOYEE was receiving on the day prior to the date of the Change in Control or benefits substantially similar thereto.

         SECTION 2. DEFINITIONS OF CHANGE OF CONTROL. A "Change in Control" is deemed to occur upon any of the following events: (i) any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934), directly or indirectly, of securities of SEEC representing 50% or more of the combined voting power of SEEC's then outstanding voting securities;
(ii) the individuals who as of the date of the Agreements are members of the Board of Directors of SEEC (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors of SEEC (provided, however, that if the election, or nomination for election by SEEC's shareholders, of any new director was approved by a vote of a least a majority of the Incumbent Board, such new director will, be considered as a member of the Incumbent Board); (iii) an agreement by SEEC to consolidate or merge with any other entity pursuant to which SEEC will not be the continuing or surviving corporation or pursuant to which shares of the Common Stock of SEEC would be converted into cash, securities or other property, other than a merger of SEEC in which holders of the Common Stock of the surviving corporation immediately after the merger would have the same proportion of ownership of Common Stock of the surviving corporation immediately after the merger; (iv) an agreement of SEEC to sell, lease, exchange or otherwise transfer in one transaction or a series of related transactions substantially all the assets of SEEC; (v) the adoption of any plan or proposal for a complete or partial liquidation or dissolution of SEEC; or (vi) an agreement to sell more than 50% of the outstanding voting securities of SEEC in one or a series of related transactions other than an initial public offering of voting securities registered with the Securities and Exchange Commission.

         SECTION 3. DEFINITION OF "GOOD REASON". The term "good reason" means:
(i) a material diminution by SEEC of EMPLOYEE'S title or responsibilities, as that tile and those responsibilities existed on the day prior to the date of a Change in Control; (ii) a material diminution by SEEC in EMPLOYEE'S salary, benefits or incentive or other forms of compensation, all as in effect on the day prior to the date of a Change in Control; or (iii) any reassignment of EMPLOYEE or relocation of SEEC's principal executive offices outside of the greater Pittsburgh area.

                                  ARTICLE VII

                                 MISCELLANEOUS

         SECTION 1. NOTICES. Any notices required to be sent under the terms of this Agreement shall be sent to the parties as follows, or to such new address as a party may designate in writing. If a party is aware that the following address is incorrect, the party shall send written notices to both the address set forth below, and to the last known address of the other party.

           TO SEEC AT:                              TO THE EMPLOYEE AT:

             SEEC, Inc.                               c/o SEEC, Inc.
            5001 Baum Blvd.                           5001 Baum Blvd.
      Pittsburgh, PA 15213                         Pittsburgh, PA 15213

         SECTION 2. BINDING ARBITRATION. The parties agree that all claims, disputes and other matters in question between them, arising out of or related to this Agreement, and the rights, duties and obligations arising thereunder or the breach thereof, shall be decided by common-law arbitration in Pittsburgh, PA, in accordance with the Rules of the American Arbitration Association then prevailing, unless the parties mutually agree otherwise; provided however, SEEC shall have the right to obtain preliminary or permanent injunctive relief from a court of appropriate jurisdiction while the arbitration process is continuing, and/or after the Board of Arbitrators renders its decision on the merits; provided further, if either party would be entitled to join a third party if the proceeding were brought before a court of applicable jurisdiction, then in the interests of judicial economy, either party may litigate all disputes against the other party and any third party in one action before a court of appropriate jurisdiction. The parties agree that with regard to all claims, disputes and remedies, arising out of this Agreement, the American Arbitration Association, and the Federal and State Courts in Pittsburgh, PA and applicable appellate courts, shall have jurisdiction over their persons. This provision shall not be deemed to confer exclusive subject matter jurisdiction over such courts. This Agreement shall not be construed as a consent to arbitrate any dispute with any person who is not party to this Agreement.

         SECTION 3. Service of Process in Arbitration or in Court, may be made by certified mail, return receipt requested, to either party at the addresses specified in Section 1 above of this Article, which service shall be complete upon mailing.

         SECTION 4. RIGHTS AND REMEDIES. Except as provided in Section 2 above of this Article, the duties and obligations imposed by this Agreement, and the rights and remedies available thereunder, shall be in addition to and not in limitation of, any duties, obligations, rights and remedies otherwise imposed or available in law or in equity.

         SECTION 5. GOVERNING LAW. This Agreement shall be governed by Pennsylvania law.

         SECTION 6. WAIVER. No action or failure to act by either party shall constitute a waiver of any right or duty accorded to any of them under this Agreement, nor shall any such action or failure to act constitute an approval of, or acquiescence in, any breach hereunder, except as may be specifically agreed in writing.

         SECTION 7. INTEGRATION AND AMENDMENTS. The terms and conditions contained herein constitute the full understanding of the parties, a complete allocation of the risks between them, and a complete and exclusive statement of the terms and conditions of their agreement. No conditions, representations, understandings, or agreements, not contained herein, and purporting to modify, waive, vary, explain or supplement the terms or conditions of this contract shall be binding unless hereafter made in writing and signed by a duly authorized representative of the party to be bound.

         SECTION 8. SUCCESSORS AND ASSIGNS. Any attempted assignment by EMPLOYEE of the rights and obligations created by this Agreement shall be void. SEEC may at any time assign its rights, obligations and interests in this Agreement. Except as provided to the contrary herein, the terms and conditions of this Agreement shall be binding on the parties, their respective executors, personal representatives, heirs, successors in interest and assigns.

         SECTION 9. GENDER AND NUMBER. All references in this Agreement to the singular and/or to the masculine gender, shall be deemed to include the plural and/or feminine gender, where appropriate.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, as of the date first above written.

ATTEST:                                       SEEC, INC.

______________________________(SEAL)          By:_____________________________
Secretary or Treasurer                           President or Vice President

WITNESS:                                      EMPLOYEE

------------------------------                --------------------------------
                                              Richard Goldbach